As filed with the Securities and Exchange Commission on January 6, 2020

Registration No. 333-[    ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APTORUM GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

17th Floor, Guangdong Investment Tower

148 Connaught Road Central

Hong Kong

+852 2117 6611

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ian Huen

Chief Executive Officer and Executive Director

17th Floor, Guangdong Investment Tower

148 Connaught Road Central

Hong Kong

+852 2117 6611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis Taubman, Esq.

Hunter Taubman Fischer & Li LLC

1450 Broadway, 26th Floor

New York, NY 10018

Tel: 917.512.0827

Fax: 212.202.6380

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Aggregate Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, par value $1.00 per share	-	-	-
Preferred Shares	-	-	-
Warrants(4)	-	-	-
Units(5)	-	-	-
Debt Securities	-	-	-
Total(6)			$100,000,000	$12,980(7)

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)	We are registering an indeterminate number of Class A Ordinary Shares, par value $1.00 per share (“Class A Ordinary Shares”), preferred shares, warrants to purchase Class A Ordinary Shares and/or preferred shares and/or units, each of which may be offered from time to time at prices to be determined at the time of any such offering. The aggregate offering price of these securities will not exceed $100,000,000. Any securities registered hereunder may be sold separately from, or together in the same offering with, other securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of Class A Ordinary Shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security in reliance on Rule 457(o) under the Securities Act of 1933.
(4)	Warrants may represent rights to purchase debt securities, Class A Ordinary Shares, or other securities registered hereunder.
(5)	Consisting of some or all of the securities listed above, in any combination, including Class A Ordinary shares, preferred shares, warrants and units.
(6)	Calculated pursuant to Rule 457(o) under the Securities act of 1933, as amended.
(7)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 6, 2020

PROSPECTUS APTORUM GROUP LIMITED

$100,000,000

Class A Ordinary Shares, Preferred Shares,

Warrants, Units and Debt Securities

We may, from time to time in one or more offerings, offer and sell up to $100,000,000 in the aggregate of Class A Ordinary Shares, preferred shares, warrants to purchase Class A Ordinary Shares or preferred shares, debt securities or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Ordinary Shares in any 12-month period so long as the aggregate market value of our outstanding Ordinary Shares held by non-affiliates remains below $75,000,000. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Our Class A Ordinary Shares are listed on the Nasdaq Global Market under the symbol “APM.” On January 3, 2020, the last reported sale price of our Class A Ordinary Shares on the Nasdaq Global Market was $14.73 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Global Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 5 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

We may sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 6, 2020.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell Class A Ordinary Shares, preferred shares, warrants to purchase Class A Ordinary Shares or preferred shares, debt securities or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $100,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document filed after the date of this prospectus and incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities are sold on a later date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “Aptorum,” “we,” “us,” “our,” “the Company” or similar words refer to Aptorum Group Limited, together with our subsidiaries.

COMMONLY USED DEFINED TERMS

●	“AML” refers to Aptorum Medical Limited, a 94% owned subsidiary of Aptorum Group.

●	“AML Clinic” refers to an outpatient medical clinic operated by AML under the name of Talem Medical.

●	“APD” refers to Aptorum Pharmaceutical Development Limited, a wholly-owned subsidiary of Aptorum Group.

●	“Aptorum Group,” “Company,” “we,” and “us” refer to Aptorum Group Limited, a Cayman Islands exempted company with limited liability whose principal place of business is in Hong Kong, and all of its subsidiaries.

●	“cGCP” refers to Current Good Clinical Practice as adopted by the applicable regulatory authority.

●	“cGMP” refers to Current Good Manufacturing Practice as adopted by the applicable regulatory authority.

●	“Class A Ordinary Shares,” refers to the Company’s Class A Ordinary Shares, par value $1.00 per share.

●	“Class B Ordinary Shares” refers to the Company’s Class B Ordinary Shares, par value $1.00 per share.

●	“CROs” refers to contract research organizations.

●	“EMA” refers to the European Medicines Agency.

●	“EPO” refers to the European Patent Organization or the European Patent Office operated by it, which issues European patents.

●	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

●	“FDA” refers to U.S. Food and Drug Administration.

●	“Hong Kong” or “H.K.” refers to Hong Kong Special Administrative Region of the People’s Republic of China.

●	“IND” refers to Investigational New Drugs.

●	“IP” refers to intellectual property.

●	“IPO” means the initial public offering by the Company of 761,419 Class A Ordinary Shares consummated on December 17, 2018.

●	“Jurchen” refers to Jurchen Investment Corporation, a company wholly-owned by our CEO, Ian Huen, and a holding company of Aptorum Group.

●	“Lead Projects” refers to three of the Company’s therapeutic projects ALS-1, ALS-4 and NLS-1.

●	“Major Patent Jurisdictions” refers to the United States, member states of the EPO and the People’s Republic of China.

●	“NMPA” refers to China’s National Medical Products Administration and its predecessor, the China Food and Drug Administration.

●	“NDA” refers to a New Drug Application issued by the FDA.

●	“Ordinary Shares” refers to the Class A Ordinary Shares and Class B Ordinary Shares collectively.

●	“PRC” and “China” refer to the People’s Republic of China.

●	“Restructure” refers to the Company’s change from an investment fund with management shares and non-voting participating redeemable preference shares to a holding company with operating subsidiaries, effective as of March 1, 2017.

●	“R&D” refers to research and development.

●	“R&D Center” refers to an in-house pharmaceutical development center operated by APD.

●	“Securities Exchange Commission,” “SEC,” “Commission” or similar terms refer to the Securities Exchange Commission.

●	“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

●	“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

●	“United States,” “U.S.” and “US” refer to the United States of America.

●	“$,” “U.S. $,” “U.S. dollars,” “dollars,” “US$” and “USD” refer to the United States dollars.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR BUSINESS

We are a pharmaceutical company dedicated to developing and commercializing a broad range of therapeutic and diagnostic technologies to tackle unmet medical needs. We have obtained exclusive licenses for our technologies. In addition, we are also developing certain proprietary technologies as product candidates. We are pursuing therapeutic and diagnostic projects (including projects seeking to use extracts or derivatives from natural substances to treat diseases) in neurology, infectious diseases, gastroenterology, oncology and other disease areas. We also have projects focused on surgical robotics. Also, we opened a medical clinic, AML Clinic, in June 2018.

Our goal is to develop a broad range of novel therapeutics and diagnostics across a wide range of disease/therapeutic areas. Key components of our strategy for achieving this goal include:

●	Developing therapeutic and diagnostic innovations across a wide range of disease/therapeutic areas;

●	Selectively expanding our portfolio with potential products that may be able to attain orphan drug designation and/or satisfy current unmet medical needs;

●	Collaborating with leading academic institutions and CROs;

●	Expanding our in-house pharmaceutical development center;

●	Leveraging our management’s expertise, experience and commercial networks; and

●	Obtaining and leveraging government grants to fund project development.

We have devoted a portion of the proceeds from our IPO to three therapeutic projects (“Lead Projects”). The drug candidates being advanced as the Lead Projects are ALS-1, ALS-4 and NLS-1, described in further detail in our most recent annual report on Form 20-F, initially filed on April 15, 2019 and as amended on April 22, 2019, as supplemented and updated by subsequent current reports on Form 6-K that we have filed with the SEC. If the results of the remaining preclinical studies of these drug candidates are positive, we expect to be able to submit by 2020 or 2021 an Investigational New Drug Application for at least one of these candidates to the U.S. Food and Drug Administration or an equivalent application to the regulatory authorities in one or more other jurisdictions such as the China’s National Medical Products Administration and/or the European Medicines Agency Acceptance of these applications by the relevant regulatory authority would enable the Company to begin testing that drug candidate in humans in that jurisdiction. Our ability to obtain any approval of such applications is entirely dependent upon the results of our preclinical studies, none of which have yet been completed.

Our current business consists of “therapeutics” and “non-therapeutics” segments. However, our focus is on the therapeutics segments. Because of the risks, costs and extended development time required for successful drug development, we have determined to pursue projects within our non-therapeutics segments, such as AML Clinic, to provide some interim revenue and medical robots that may be brought to market and generate revenue more quickly.

Corporate Information

Our principal executive office is located on the 17th Floor, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong. Our telephone number is +852 2117 6611.

We make available free of charge through our website our annual report on Form 20-F, current reports on Form 6-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus or any prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, initially filed on April 15, 2019 and as amended on April 22, 2019, as supplemented and updated by subsequent current reports on Form 6-K that we have filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

In addition to the risk factors referenced above, as described in our most recent annual report on Form 20-F, we want to disclose the additional risk factors below.

Political risks associated with conducting business in Hong Kong.

While we operate our business globally, our business operations are principally based in Hong Kong. Accordingly, our business operation and financial conditions will be affected by the political and legal developments in Hong Kong. During the period covered by the financial information incorporated by reference into and included in this prospectus, we derive substantially all of our revenue from operations in Hong Kong and, specifically, from the AML Clinic in Hong Kong operating under the name of Talem Medical. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market may adversely affect the business operations of the AML Clinic. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since a substantial part of our operations is based in Hong Kong, any change of such political arrangements may pose immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Therefore, our revenue is susceptible to any incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect our business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition.

We cannot assure that there will be no political or social unrest in the near future or that there will not be other events that could lead to the disruption of the economic, political and social conditions in Hong Kong. If such events persist for a prolonged period of time or that the economic, political and social conditions in Hong Kong are to be disrupted, our overall business and results of operations may be adversely affected.

We are subject to the risks of doing business globally.

Because we operate our business in Hong Kong and other countries, our business is subject to risks associated with doing business globally. Accordingly, our business and financial results in the future could be adversely affected due to a variety of factors, including: changes in a specific country’s or region’s political and cultural climate or economic condition; unexpected changes in laws and regulatory requirements in local jurisdictions; difficulty of effective enforcement of contractual provisions in local jurisdictions; inadequate intellectual property protection in certain countries; enforcement of anti-corruption and anti-bribery laws; trade-protection measures, import or export licensing requirements and fines, penalties or suspension or revocation of export privileges; the effects of applicable local tax regimes and potentially adverse tax consequences; and significant adverse changes in local currency exchange rates.

USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus to fund the development and commercialization of our projects and the growth of our business, primarily working capital, and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in technologies, products and/or businesses that we believe will enhance the value of our Company, although we have no current commitments or agreements with respect to any such transactions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement. Pending use of the net proceeds will be deposited in interest bearing bank accounts.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

The following description of our Ordinary Shares, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our Class A Ordinary Shares that we may offer under this prospectus, as well as the material terms and provisions of our Class B Ordinary Shares although we are not offering any such shares under this prospectus. While the terms we have summarized below will apply generally to any future Class A Ordinary Shares that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our Ordinary Shares, please refer to our Second Amended and Restated Memorandum and Articles of Association, which is incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by Cayman Islands law. The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our Second Amended and Restated Memorandum and Articles of Association, as in effect at the time of any offering of securities under this prospectus. For information on how to obtain copies of our Second Amended and Restated Memorandum and Articles of Association, see “Where You Can Find More Information.”

As of the date hereof, the authorized share capital of the Company is $100,000,000, consisting of 60,000,000 Class A Ordinary Shares, par value $1.00 each and 40,000,000 Class B Ordinary Shares, par value $1.00 each. As of the date hereof, 6,597,362 Class A Ordinary Shares and 22,437,754 Class B Ordinary Shares are issued and outstanding. All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid.

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and conversion rights.

The holders of Class A Ordinary Shares are entitled to one vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of Second Amended and Restated Memorandum and Articles, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder and are not convertible into shares of any other class.

The holders of Class B Ordinary Shares shall have the right to ten votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the Second Amended and Restated Memorandum and Articles, to vote thereat. The Class B Ordinary Shares are not redeemable at the option of the holder but are convertible into Class A Ordinary Shares at any time after issue at the option of the holder on a one to one basis.

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Law and to our Memorandum and Articles.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each Class B Ordinary Share is entitled to ten votes, and each Class A Ordinary Share is entitled to one vote, voting together as one class. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded by the chairman or persons holding certain amounts of shares as set forth in the Memorandum and Articles. Actions that may be taken at a general meeting also may be taken by a unanimous resolution of the shareholders in writing.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; two members present in person or by proxy, one of whom shall be the holder of the majority of the shares in the Company, shall be a quorum provided always that if the Company has one member of record the quorum shall be that one member present in person or by proxy. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes cast at a general meeting. A special resolution will be required for important matters.

A special resolution of members is required to change the name of the Company, approve a merger, wind up the Company, amend the Memorandum and Articles and reduce the share capital.

Conversion

Class A Ordinary Shares are not convertible. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares on the basis that one Class B Ordinary Share shall be converted into one Class A Ordinary Share (being a 1:1 ratio and hereafter referred to as the “Conversion Rate”), subject to adjustment.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our Board of Directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our Board of Directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Winding-Up/Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Class A Ordinary Shares and Class B Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, be varied with the resolution of at least two thirds of the issued shares of that class or a resolution passed at a general meeting of the holders of the shares of that class present in person or by proxy or with the consent in writing of the holders of at least two-thirds of the issued shares of that class.

Inspection of Books and Records

Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Law or authorized by the Directors or by the Company in a general meeting. However, the Directors shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Companies Law. (See “Where You Can Find More Information”)

Issuance of Additional Shares

Our Memorandum and Articles authorize our Board of Directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our Memorandum of Association provides for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the Memorandum and Articles relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. Our Memorandum and Articles allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our Board of Directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. However, our Memorandum and Articles provide that we shall hold a general meeting in each year as our annual general meeting other than the year in which the Memorandum and Articles were adopted at such time and place as determined by the directors. The directors may, whenever they think fit, convene an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our Board of Directors. Our Board of Directors shall give not less than seven days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; otherwise, our Memorandum and Articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside of the Cayman Islands;

●	is exempted from certain requirements of the Companies Law, including the filing an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

●	does not have to make its register of members open for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value (subject to the provisions of the Companies Law);

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance); and

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles require us to indemnify our officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Preferred Shares

As all the current authorized share capital is designated as Class A Ordinary Share or Class B Ordinary Share only, shareholders’ resolution will be needed to amend the authorized share capital if the Company decides to issue preferred shares. After such resolution and amendment, the Board is empowered to designate and issue from time to time one or more classes or series of preferred shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of the Company’s ordinary shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

Description of Warrants

We may issue warrants to purchase our Class A Ordinary Shares or preferred shares. Warrants may be issued independently or together with any other securities that may be sold by us pursuant to this prospectus or any combination of the foregoing and may be attached to, or separate from, such securities. To the extent warrants that we issue are to be publicly-traded, each series of such warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of the warrant and/or warrant agreement, if any, which may include a form of warrant certificate, as applicable that describes the terms of the particular series of warrants we may offer before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the title of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the securities or other rights for which the warrants are exercisable;

●	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

●	the aggregate number of warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which the securities or other rights purchasable upon exercise of the warrants may be purchased;

●	if applicable, the date on and after which the warrants and the securities or other rights purchasable upon exercise of the warrants will be separately transferable;

●	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

●	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

●	the maximum or minimum number of warrants that may be exercised at any time;

●	information with respect to book-entry procedures, if any; and

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase the number of Class A Ordinary Shares or preferred shares of the relevant class or series at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, if applicable, unexercised warrants will become void. Warrants may be exercised in the manner described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the securities or other rights that the warrant holder has purchased. If the warrant holder exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase Class A Ordinary Shares or preferred shares of the relevant class or series, holders of the warrants will not have any of the rights of holders of Class A Ordinary Shares or preferred shares purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the Class A Ordinary Shares or preferred shares purchasable upon exercise, if any.

Outstanding Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase Class A Ordinary Shares or Class B Ordinary Shares.

Description of Units

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report we file with the SEC, the form of unit agreement that describes the terms of the series of units we may offer under this prospectus, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

We may issue units comprised of Class A Ordinary Shares or preferred shares and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.  If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable, if applicable;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other material terms of the units and their constituent securities.

The provisions described in this section, as well as those described under “Description of Share Capital - Ordinary Shares and Preferred Shares” and “Description of Warrants” will apply to each unit and to any Class A Ordinary Shares, preferred shares or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

We may enter into unit agreements with a unit agent. Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Description of Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. As of the date of this prospectus, we have no outstanding registered debt securities.

We may issue notes under senior or subordinated indentures or, separately, without the use of an indenture. If we issue senior or subordinated notes without the use of an indenture, we will issue such senior or subordinated notes directly to the purchasers of such senior or subordinated notes.

If we issue senior notes under a senior indenture, we will enter into such subordinated indenture with the trustee to be named in such senior indenture. If we issue subordinated notes under a subordinated indenture, we will enter into such subordinated indenture with the trustee to be named in such subordinated indenture. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of such notes and indentures, if any, that describes the terms of the particular note we may offer under this prospectus, and any supplement agreements, before the issuance of the related note. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. References to the Trust Indenture Act of 1939 include all amendments thereto. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, and all supplements thereto. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior and the subordinated indentures are identical.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of debt securities and any indentures are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture).

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. In addition, the particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement. The prospectus supplement will set forth, among other things:

●	the title;

●	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

●	any limit on the amount that may be issued;

●	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

●	the maturity date;

●	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

●	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	the terms of the subordination of any series of subordinated debt, if applicable;

●	the place where payments will be payable;

●	restrictions on transfer, sale or other assignment, if any;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

●	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

●	whether the indenture will restrict our ability and/or the ability of our subsidiaries to, among other things:

●	incur additional indebtedness;

●	issue additional securities;

●	create liens;

●	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

●	redeem capital stock;

●	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

●	make investments or other restricted payments;

●	sell or otherwise dispose of assets;

●	enter into sale-leaseback transactions;

●	engage in transactions with stockholders and affiliates;

●	issue or sell stock of our subsidiaries; or

●	effect a consolidation or merger;

●	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

●	information describing any book-entry features;

●	provisions for a sinking fund purchase or other analogous fund, if any;

●	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

●	the procedures for any auction and remarketing, if any;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

●	if other than dollars, the currency in which the series of debt securities will be denominated; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for Class A Ordinary Shares, preferred shares or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or the acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures in the forms initially filed as exhibits to the registration statement with respect to any series of debt securities that we may issue:

●	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

●	if we fail to pay the principal, sinking fund payment or premium, if any, when due and payable and the time for payment has not been extended or delayed;

●	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

●	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

●	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

●	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

●	the debenture trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

●	to fix any ambiguity, defect or inconsistency in the indenture;

●	to comply with the provisions described above under “Consolidation, Merger or Sale”;

●	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

●	to evidence and provide for the acceptance of appointment by a successor trustee;

●	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

●	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities or any series, as set forth in the indenture;

●	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

●	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

●	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

●	extending the fixed maturity of the series of debt securities;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

●	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except that the following obligations, among others survive until the maturity date or the redemption date:

●	register the transfer or exchange of debt securities of the series;

●	replace stolen, lost or mutilated debt securities of the series;

●	maintain paying agencies;

●	hold monies for payment in trust; and

●	appoint any successor trustee;

and the following obligations survive the maturity date or the redemption date:

●	recover excess money held by the debenture trustee; and

●	compensate and indemnify the debenture trustee.

As more fully set forth in the indentures, in order to exercise our rights to be discharged, we must either deliver for cancellation all securities of a series to the debenture trustee or must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in a board resolution the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will name in the applicable board resolution any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness that we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

●	through agents;

●	to or through underwriters;

●	through brokers or dealers;

●	in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	directly by us to purchasers, including through a specific bidding, auction or other process; or

●	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the transaction, the name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any such agent will use its commercially reasonable efforts to solicit purchases for the period of its appointment or to sell securities on a continuing basis. Agents may receive compensation in the form of commissions, discounts or concessions from us. Agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular agent will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold. Accordingly, any commission, discount or concession received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and us regarding any securities that may be sold pursuant to this prospectus or prospectus supplement. No period of time has been fixed within which the securities will be offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us, and the sale thereof may be made by us, directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered other than Class A Ordinary Shares will be a new issue and, other than our Class A Ordinary Shares, which are listed on The Nasdaq Capital Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of our Class A Ordinary Shares, preferred shares and warrants, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on The Nasdaq Capital Market, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Hunter Taubman Fischer & Li to the extent governed by the laws of the State of New York, and by Campbells to the extent governed by the laws of the Cayman Islands. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this prospectus for the year ended December 31, 2018 have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements for the six months ended June 30, 2019 appearing in this prospectus are not audited.

FINANCIAL INFORMATION

The financial statements for the year ended December 31, 2018 are included in our Annual Report on Form 20-F, which is incorporated by reference into this prospectus. The interim financial statements for the six months ended June 30, 2019 are included below.

APTORUM GROUP LIMITED

Financial Statements

APTORUM GROUP LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2019 and December 31, 2018

(Stated in U.S. Dollars)

	As of June 30, 2019	As of December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash	$4,466,741	$12,006,624
Restricted cash	-	14,100,614
Digital currencies	117,482	-
Accounts receivable	8,367	2,827
Inventories	33,911	30,642
Marketable securities, at fair value	1,669,096	1,014,338
Investments in derivatives	425,916	115,721
Amounts due from related parties	-	169,051
Due from brokers	109,134	818,968
Other receivables and prepayments	911,997	464,156
Total current assets	7,742,644	28,722,941
Property, plant and equipment, net	5,777,657	4,260,602
Non-marketable investments	7,112,180	7,094,712
Intangible assets, net	1,347,594	1,409,540
Amounts due from related parties	50,000	50,000
Long-term prepayments	2,048,570	3,417,178
Loan receivable	571,975	-
Other non-current asset	89,750	119,667
Total Assets	$24,740,370	$45,074,640

LIABILITIES AND EQUITY

LIABILITIES
Current liabilities:
Amounts due to related parties	$3,512	$33,417
Accounts payable and accrued expenses	548,433	1,247,147
Finance lease payable, current portion	45,196	43,877
Warrant liabilities	-	753,118
Convertible debts	-	10,107,306
Total current liabilities	597,141	12,184,865
Finance lease payable, non-current portion	120,941	143,873
Total Liabilities	$718,082	$12,328,738

Commitments and contingencies	-	-

EQUITY
Class A Ordinary Shares ($1.00 par value; 60,000,000 shares authorized, 6,597,362 shares issued and outstanding as at June 30, 2019 and 6,537,269 shares issued and outstanding as at December 31, 2018, respectively)	$6,597,362	$6,537,269
Class B Ordinary Shares ($1.00 par value; 40,000,000 shares authorized, 22,437,754 shares issued and outstanding as at June 30, 2019 and December 31, 2018)	22,437,754	22,437,754
Additional paid-in capital	23,857,814	23,003,285
Accumulated other comprehensive income (loss)	7,345	(1,484,688)
Accumulated deficit	(27,957,689)	(17,379,185)
Total equity attributable to the shareholders of Aptorum Group Limited	24,942,586	33,114,435
Non-controlling interests	(920,298)	(368,533)
Total equity	24,022,288	32,745,902
Total Liabilities and Equity	$24,740,370	$45,074,640

See accompanying notes to the condensed consolidated financial statements.

APTORUM GROUP LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the six months ended June 30, 2019 and 2018

(Stated in U.S. Dollars)

	For the six months ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Revenue
Healthcare services income	$239,792	$26,662
Operating expenses
Costs of healthcare services	(371,218)	(22,749)
Research and development expenses	(2,714,217)	(1,342,179)
General and administrative fees	(3,232,916)	(2,238,025)
Legal and professional fees	(2,008,774)	(1,063,032)
Other operating expenses	(120,788)	(235,413)
Total operating expenses	(8,447,913)	(4,901,398)

Other loss
Gain on investments in marketable securities, net	315,977	-
Gain on non-marketable investment	1,147,199	-
Gain (loss) on investments in derivatives, net	310,195	(359,844)
Realized gain on use of digital currencies	12,334	-
Changes in fair value of warrant liabilities	(866,300)	-
Gain on extinguishment of convertible debts	1,198,490	-
Interest expense, net	(3,678,566)	(301,362)
Sundry income	128,444	-
Total other loss, net	(1,432,227)	(661,206)

Net loss	$(9,640,348)	$(5,535,942)
Less: net loss attributable to non-controlling interests	(551,877)	(47,570)

Net loss attributable to Aptorum Group Limited	$(9,088,471)	$(5,488,372)

Net loss per share – basic and diluted	$(0.31)	$(0.20)
Weighted-average shares outstanding – basic and diluted	28,978,151	27,864,135

Net loss	$(9,640,348)	$(5,535,942)
Other Comprehensive income (loss)
Unrealized loss on investments in available-for-sale securities	-	(178,027)
Exchange differences on translation of foreign operations	2,000	167
Other Comprehensive income (loss)	2,000	(177,860)
Comprehensive loss	(9,638,348)	(5,713,802)
Less: comprehensive loss attributable to non-controlling interests	(551,877)	(47,570)
Comprehensive loss attributable to the shareholders of Aptorum Group Limited	(9,086,471)	(5,666,232)

See accompanying notes to the condensed consolidated financial statements.

APTORUM GROUP LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the six months ended June 30, 2019 and 2018

(Stated in U.S. Dollars)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Non- controlling interests	Total
	Shares	Amount	Shares	Amount	Amount	Amount	Amount	Amount	Amount

Balance, December 31, 2018	6,537,269	$6,537,269	22,437,754	$22,437,754	$23,003,285	$(17,379,185)	$(1,484,688)	$(368,533)	$32,745,902
Adjustment to opening balance of equity	-	-	-	-	-	(1,490,033)	1,490,033	-	-
Balance, January 1, 2019	6,537,269	6,537,269	22,437,754	22,437,754	23,003,285	(18,869,218)	5,345	(368,533)	32,745,902
Issuance of share to non-controlling interest	-	-	-	-	(112)	-	-	112	-
Net loss	-	-	-	-	-	(9,088,471)	-	(551,877)	(9,640,348)
Reacquisition of convertible bonds	-	-	-	-	(1,298,490)	-	-	-	(1,298,490)
Share-based compensation	-	-	-	-	593,806	-	-	-	593,806
Exercise of warrants	60,093	60,093	-	-	1,559,325	-	-	-	1,619,418
Exchange difference on translation of foreign operations	-	-	-	-	-	-	2,000	-	2,000

Balance, June 30, 2019 (Unaudited)	6,597,362	$6,597,362	$22,437,754	$22,437,754	$23,857,814	$(27,957,689)	$7,345	$(920,298)	$24,022,288
Balance, January 1, 2018	5,426,381	$5,426,381	22,437,754	$22,437,754	$5,294,402	$(2,547,462)	$(367,782)	$(14,045)	$30,229,248
Proceeds from non-controlling interest	-	-	-	-	51,727	-	-	(51,726)	1
Net loss	-	-	-	-	-	(5,488,372)	-	(47,570)	(5,535,942)
Unrealized loss on investments in available-for-sale securities	-	-	-	-	-	-	(178,027)	-	(178,027)
Exchange difference on translation of foreign operations	-	-	-	-	-	-	167	-	167

Balance, June 30, 2018 (Unaudited)	5,426,381	$5,426,381	$22,437,754	$22,437,754	$5,346,129	$(8,035,834)	$(545,642)	$(113,341)	$24,515,447

See accompanying notes to the condensed consolidated financial statements.

APTORUM GROUP LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2019 and 2018

(Stated in U.S. Dollars)

	Six months ended June 30, 2019	Six months ended June 30, 2018
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(9,640,348)	$(5,535,942)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	585,701	209,267
Share-based compensation	593,806	-
Gain on investments in marketable securities, net	(315,977)	-
Gain on non-marketable investment	(1,147,199)	-
(Gain) loss on investments in derivatives, net	(310,195)	359,844
Changes in fair value of warrant liabilities	866,300	-
Realized gain on use of digital currencies	(12,334)	-
Utilization of digital currencies	94,852	-
Gain on extinguishment of convertible debts	(1,198,490)	-
Interest income	(61,791)	(105,118)
Interest expense and accretion of convertible debts	3,735,027	405,430
Accretion of capital lease obligation	5,309	1,050
Changes in operating assets and liabilities:
Accounts receivable	(5,540)	(9,835)
Inventories	(3,269)	(3,741)
Other receivables and prepayments	(386,069)	(8,492)
Other non-current asset	-	(179,500)
Long-term prepayments	55,429	(1,631,105)
Due from brokers	709,834	(258)
Due from related parties	169,051	-
Due to related parties	(29,905)	17,612
Accounts payable and accrued expenses	(1,039,201)	165,082
Net cash used in operating activities	(7,335,009)	(6,315,706)

Cash flows from investing activities
Disbursement of a loan to a third party	(1,400,000)	(3,000,000)
Repayment of a loan from a third party	828,025	3,000,000
Purchases of intangible assets	(10,743)	(237,289)
Purchases of property, plant and equipment	(686,798)	(2,542,039)
Proceeds from sale of marketable securities	790,950	-
Purchase of digital currencies	(200,000)	-
Net cash provided by (used in) investing activities	(678,566)	(2,779,328)

Cash flows from financing activities
Payment for settlement of convertible debts	(13,600,000)	-
Payment of finance lease obligations	(26,922)	(31,409)
Advances to/payments received from related parties	-	107,434
Proceeds from issuance of convertible debts	-	16,120,400
Payments for debt issuance costs	-	(900,000)
Net cash (used in) provided by financing activities	(13,626,922)	15,296,425

Net (decrease) increase in cash and restricted cash	(21,640,497)	6,201,391
Cash and restricted cash- Beginning of period	26,107,238	16,725,807
Cash and restricted cash - End of period	$4,466,741	$22,927,198
Supplemental disclosures of cash flow information
Interest paid	$557,333	$1,050
Income taxes paid	$-	$-
Non-cash investing and financing activities:
Net settlement of related party balances	$-	$164,976
Reconciliation of cash and restricted cash
Cash	$4,466,741	$6,727,200
Restricted cash	-	16,199,998
Total cash and restricted cash shown on the consolidated statements of cash flows	$4,466,741	$22,927,198

See accompanying notes to the condensed consolidated financial statements.

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

1. ORGANIZATION

The Company, formally known as APTUS Holdings Limited and STRIKER ASIA OPPORTUNITIES FUND CORPORATION, is a company incorporated on September 13, 2010 under the laws of the Cayman Islands with limited liability.

The condensed consolidated financial statements include the financial statements of Aptorum Group Limited (the Company”) and its subsidiaries. The Company and its subsidiaries are hereinafter collectively referred to as the “Group”.

On March 1, 2017, the Company changed from an investment fund with management shares and non-voting participating redeemable preference shares to a holding company with operating subsidiaries. After that, the Company has become a biopharmaceutical company currently in the preclinical stage. The Company researches and develops life science and biopharmaceutical products within its wholly-owned subsidiary, Aptorum Therapeutics Limited, formerly known as APTUS Therapeutics Limited (“Aptorum Therapeutics”) and its indirect subsidiary companies (collectively, “Aptorum Therapeutics Group”).

Below summarizes the list of the subsidiaries consolidated as of June 30, 2019:

Name	Incorporation date	Ownership	Place of incorporation	Principle activities
Aptorum Therapeutics Limited	June 30, 2016	100%	Cayman Islands	Research and development of life science and biopharmaceutical products
APTUS MANAGEMENT LIMITED	May 16, 2017	100%	Hong Kong	Provision of management services to its holding company and fellow subsidiaries
Aptorum Medical Limited	August 28, 2017	94%	Cayman Islands	Provision of medical clinic services
Aptorum Innovations Holding Limited	April 15, 2019	100%	Cayman Islands	Investment holding company
Aptorum Innovations Holding Pte. Ltd.	June 5, 2019	100%	Singapore	Research and development of life science and biopharmaceutical products
Aptorum Investment Holding Limited	March 29, 2019	100%	Cayman Islands	Investment holding company
Aptorum Group LLC	August 14, 2019	100%	Nevada	Provision of public relation services to its holding company
Aptus Therapeutics (Hong Kong) Limited	June 30, 2016	100%	Hong Kong	Research and development of life science and biopharmaceutical products
APTUS BIOTECHNOLOGY (MACAO) LIMITED*	June 6, 2016	99%	Macao	Inactive
APTORUM INTERNATIONAL LIMITED	March 26, 2018	100%	United Kingdom	Inactive
Aptorum Pharmaceutical Development Limited	August 28, 2017	100%	Cayman Islands	Research and development of life science and biopharmaceutical products
Smart Pharmaceutical Development Limited (Formerly known as “Forum Property Holding Limited”)	March 6, 2018	100%	Cayman Islands	Inactive

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

Name	Incorporation date	Ownership	Place of incorporation	Principle activities
Videns Incorporation Limited (Formerly named Videns Biosciences Limited and VIDENS CORPORATION)	March 2, 2017	100%	Cayman Islands	Research and development of life science and biopharmaceutical products
mTOR (Hong Kong) Limited	November 4, 2016	90%	Hong Kong	Research and development of life science and biopharmaceutical products
Videns Incorporation (Hong Kong) Limited	July 3, 2017	100%	Hong Kong	Inactive
Nativus Life Sciences Limited	July 7, 2017	100%	Cayman Islands	Research and development of life science and biopharmaceutical products
Nativus Life Sciences (Hong Kong) Limited	August 8, 2017	100%	Hong Kong	Inactive
Scipio Life Sciences Limited	July 19, 2017	100%	Cayman Islands	Research and development of life science and biopharmaceutical products
Scipio Life Sciences (Hong Kong) Limited	August 10, 2017	100%	Hong Kong	Inactive
Claves Life Sciences Limited	August 2, 2017	100%	Cayman Islands	Research and development of life science and biopharmaceutical products
Claves Life Sciences (Hong Kong) Limited	August 22, 2017	100%	Hong Kong	Inactive
Signate Life Sciences Limited	August 28, 2017	100%	Cayman Islands	Research and development of life science and biopharmaceutical products
Signate Life Sciences (Hong Kong) Limited	August 10, 2017	100%	Hong Kong	Inactive
Acticule Life Sciences Limited	June 30, 2017	80%	Cayman Islands	Research and development of life science and biopharmaceutical products
Acticule Life Sciences (Hong Kong) Limited	July 27, 2017	80%	Hong Kong	Inactive
Lanither Life Sciences Limited	April 4, 2018	80%	Cayman Islands	Inactive
Lanither Life Sciences (Hong Kong) Limited	May 25, 2018	80%	Hong Kong	Inactive
SMTPH Limited	April 18, 2019	100%	Seychelles	Investment holding company
Smart Pharmaceutical Research Limited	April 24, 2019	100%	Samoa	Pharmaceutical research and analysis
Smart Pharmaceutical Development Pte. Ltd.	May 10, 2019	100%	Singapore	Research and development of life science and biopharmaceutical products
Smart Pharmaceutical Limited Partnership	June 7, 2019	100%	Seychelles	Issuance of asset backed securities

*	The subsidiary was deregistered on August 20, 2019.

Initial public offering

On December 17, 2018, the Group completed an initial public offering (the “IPO” or “Offering”) with new issuance of 761,419 ordinary shares at $15.80 per share for total offering size of approximately $12.0 million before deducting commissions and expenses. The net proceeds from the IPO was approximately $10.3 million, net of an underwriting discount of approximately $1.2 million, including $0.2 million warrant issued, and offering costs of approximately $0.5 million. The Class A Ordinary Shares began trading on the NASDAQ Global Market on December 17, 2018 under the ticker symbol “APM”.

Deferred offering costs

Deferred offering costs consist principally of legal, printing and registration costs in connection with the Group’s IPO. Such costs are deferred until the closing of the Offering, at which time the deferred costs are offset against the offering proceeds. Deferred offering costs as of December 31, 2018 and 2017 amounted to $nil on the consolidated balance sheets. At the completion of the IPO, US$1,732,229 offering costs was charged to additional paid-in capital.

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

2. LIQUIDITY

The Company reported a net loss of $9,640,348 and net operation cash outflow of $7,335,009 for the six months ended June 30, 2019, respectively. In addition, the Company had an accumulated deficit of $27,957,689 as of June 30, 2019. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses for the foreseeable future. If management is not able to generate significant revenues from its product candidates currently in development, the Company may not be able to achieve profitability.

The Company’s principal sources of liquidity have been cash and marketable securities. As of the date of issuance of the consolidated financial statements, the Company has approximately $3 million of cash and marketable securities. In addition, based upon the current market price of the Company’s marketable securities, it anticipates it can liquidate such marketable securities, if necessary. On August 13, 2019, the Company entered into financing arrangements with Aeneas Group Limited, a related party, and Jurchen Investment Corporation, the ultimate parent of the Group, allowing the Group to access up to a total $15.0 million in line of credit debt financing. (See Note 17)

The Company believes that available cash and marketable securities, together with signed loan facilities, should enable the Company to meet presently anticipated cash needs for at least the next 12 months after the date that the financial statements are issued and the Company has prepared the consolidated financial statements on a going concern basis. If the Company encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity, which could include, but not necessarily be limited to, deferring some of its research and seeking to dispose of marketable securities.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The condensed consolidated financial statements of the Group are presented on the accrual basis of accounting in accordance with U.S. GAAP and include the accounts of the Company, its direct and indirect wholly and majority owned subsidiaries. All material intercompany balances and transactions have been eliminated in preparation of the condensed consolidated financial statements. Non-controlling interests represent the equity interest that is not owned by the Group.

Use of estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations as well as income and expenses during the reporting period. Significant accounting estimates reflected in the Group’s condensed consolidated financial statements include valuing equity securities, fair value of investments in securities, convertible debts and finance lease, the useful lives of intangible assets and property, plant and equipment, impairment of long-lived assets, valuation allowance for deferred tax assets, and collectability of receivables. Actual results could differ from those estimates.

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

Digital currencies

Digital currencies are included in current assets in the accompanying condensed consolidated balance sheets. Digital currencies purchased are recorded at cost.

Digital currencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital currency at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.

Purchases of digital currencies by the Group are included within investing activities in the accompanying condensed consolidated statements of cash flows. The utilization of digital currencies in exchange of services are included within operating activities in the accompanying condensed consolidated statements of cash flows and any realized gains or losses from such use are included in other income (expense) in the condensed consolidated statements of operations. The Company accounts for its gains or losses in accordance with the first in first out (FIFO) method.

Marketable Securities

Marketable Securities are publicly traded stocks measured at fair value and classified within Level 1 and 2 in the fair value hierarchy because the Group uses quoted prices for identical assets in active markets or inputs that are based upon quoted prices for similar instruments in active markets.

Gain on investments in marketable securities, net, amounting to $315,977 and $nil, respectively, were recognized in the condensed consolidated statements of operations for the six months ended June 30, 2019 and 2018.

During the six months ended June 30, 2019, the Group disposed of marketable securities, with sales proceeds of $790,950 received and recorded in due from brokers, and recognized a realized gain of $627,014 in the condensed consolidated statements of operations, respectively. No disposal was recorded during the period from January 1, 2018 to June 30, 2018.

Investments in Derivatives

Investments in derivatives consisted of warrants, which are measured at fair value, with gains or losses from changes in fair value recorded through earnings. The fair value of these warrants have been determined using the Black-Scholes pricing mode. The Black-Scholes pricing model provides for assumptions regarding volatility, call and put features and risk-free interest rates within the total period to maturity.

No disposal was recorded during the six months ended June 30, 2019 and 2018. Unrealized gain on the investments in derivatives amounted to $310,195 was recognized in the condensed consolidated statements of operations for the six months ended June 30, 2019. Unrealized loss on the investments in derivatives amounted to $359,844 was recognized in the condensed consolidated statements of operations for the six months ended June 30, 2018.

Non-marketable investments

Non-marketable investments are comprising of investments in non-redeemable preferred shares of privately-held companies are not required to be consolidated under the variable interest or voting models. Non-marketable investments are classified as non-current assets on the condensed consolidated balance sheets as those investments do not have stated contractual maturity dates.

Effective January 1, 2019, the non-marketable equity securities not accounted for under the equity method are either carried at fair value or under the measurement alternative upon the adoption of ASU 2016-01. Under the measurement alternative, the carrying value is measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. Adjustments are determined primarily based on a market approach as of the transaction date.

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

Convertible debts

The Group determines the appropriate accounting treatment of its convertible debts in accordance with the terms in relation to the conversion feature, call and put option, beneficial conversion feature (“BCF”) and settlement feature. On December 17, 2018, the Group concluded that the contingency of BCF was effectively resolved upon the completion of the IPO and recognized BCF according to the agreement.

The repurchasing of convertible debts is considered an extinguishment and the difference between the repurchasing price of debt, the net carrying amount of the extinguished debt and the intrinsic value of BCF is recognized in the condensed consolidated statements of operations. The intrinsic value of BCF of $1.3 million at the extinguishment date was recorded as a reduction of additional paid-in capital. On April 24, 2019, the Group repurchased its convertible debts at $13.6 million with carrying amount of $13.5 million and the intrinsic value of BCF is $1.3 million with a gain on extinguishment on convertible debts of $1.2 million.

Revenue recognition

Revenue is recognized when (or as) the Company satisfies performance obligations by transferring a promised goods or services to a customer. Revenue is measured at the transaction price which is based on the amount of consideration that the Company expects to receive in exchange for transferring the promised goods or services to the customer. Contracts with customers are comprised of invoices and written contracts. Revenue from healthcare services is measured upon the provision of the relevant services.

Recently adopted accounting pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which was subsequently modified in August 2015 by ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date. We adopted this standard effective January 1, 2019 using the modified retrospective approach, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The adoption does not have a material impact to the condensed consolidated financial statements.

In January 2016, the FASB issued Accounting Standards Update No. 2016-01 (ASU 2016-01) "Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities," which amends various aspects of the recognition, measurement, presentation, and disclosure of financial instruments. We adopted ASU 2016-01 as of January 1, 2019 using the modified retrospective method for our marketable equity securities and the prospective method for our non-marketable equity securities. The following table summarizes the changes to our condensed consolidated balance sheet for the adoption of ASU 2016-01:

	December 31, 2018	Adjustment due to ASU 2016-01	January 1, 2019
Accumulated deficit	$(17,379,185)	$(1,490,033)	$(18,869,218)
Accumulated other comprehensive loss	$(1,484,688)	$1,490,033	$5,345

We have elected to use the measurement alternative for our non-marketable equity securities, defined as cost adjusted for changes from observable transactions for identical or similar investments of the same issuer, less impairment. The adoption of ASU 2016-01 increases the volatility of our other income (expense), net, as a result of the unrealized gain or loss from the remeasurement of our equity securities.

Recently issued accounting standards which have not yet been adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses ("ASU 2016-13"). Subsequently, the FASB issued ASU 2019-05, Financial Instruments- Credit Losses (Topic 326): Targeted Transition Relief. The amendments in ASU 2016-13 update guidance on reporting credit losses for financial assets. These amendments affect loans, debt securities, accounts receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently evaluating the impact on its financial statements of adopting this guidance.

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

4. REVENUE

The Company adopted ASC 606 using the modified retrospective method as applied to customer contracts that were not completed as of January 1, 2019. As a result, financial information for reporting periods beginning after January 1, 2019 are presented under ASC 606, while comparative financial information has not been adjusted and continues to be reported in accordance with the Company’s historical accounting policy for revenue recognition prior to the adoption of ASC 606.

For the six months ended June 30, 2019, all revenue is come from provision of healthcare services in Hong Kong.

5. FAIR VALUE MEASUREMENT

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of June 30, 2019 and December 31, 2018:

June 30, 2019	Level 1	Level 2	Level 3	Total
Current Assets
Marketable securities
Common stocks	$379,110	$1,289,986	$-	$1,669,096
Investments in derivatives
Warrants	-	-	425,916	425,916
Total assets at fair value	$379,110	$1,289,986	$425,916	$2,095,012

December 31, 2018	Level 1	Level 2	Level 3	Total
Current Assets
Marketable securities – Available-for-sale securities
Common stocks	$813,728	$200,610	$-	$1,014,338
Investments in derivatives
Warrants	-	-	115,721	115,721
Total assets at fair value	$813,728	$200,610	$115,721	$1,130,059

The following is a reconciliation of Level 3 assets for the six months ended June 30, 2019:

Warrants
Balance at January 1, 2019	$115,721
Change in unrealized appreciation	310,195
Balance at June 30, 2019	$425,916
Net change in unrealized appreciation relating to investments still held at June 30, 2019	310,195

The following is a reconciliation of Level 3 assets for the six months ended June 30, 2018

Warrants
Balance at January 1, 2018	$1,070,940
Change in unrealized depreciation	(359,836)
Balance at June 30, 2018	$711,104
Net change in unrealized depreciation relating to investments still held at June 30, 2018	(359,836)

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

The following table presents the quantitative information about the Group’s Level 3 fair value measurements of investment as of June 30, 2019 and December 31, 2018, which utilized significant unobservable internally-developed inputs:

June 30, 2019	Valuation technique	Unobservable input	Range (weighted average)	Sensitivity of fair value to input

Warrants	Black-Scholes Model	Estimated time to exit Historical Volatility	6-24 months 75% - 350%	10% increase (decrease) in volatility would result in increase (decrease) in fair value by $8,157

December 31, 2018	Valuation technique	Unobservable input	Range (weighted average)	Sensitivity of fair value to input

Warrants	Black-Scholes Model	Estimated time to exit Historical Volatility	12-30 months 73% - 188%	10% increase (decrease) in volatility would result in increase (decrease) in fair value by $19,691

Warrants

As of June 30, 2019 and December 31, 2018, the volume of the Group’s derivative activities based on their notional amount and number of contracts, categorized by primary underlying risk, are as follows:

	Long Exposure
	June 30, 2019		December 31, 2018
Primary underlying risk	Notional Amounts	Number of Warrants	Notional Amounts	Number of Warrants
Equity Price
Warrants	$481,794	2,257,682	$218,270	2,257,682

The following table identifies the fair value amounts of derivative instruments included in the statement of financial condition as derivative contracts, categorized by primary underlying risk, at June 30, 2019 and December 31, 2018. The following table also identifies the net gain and loss amounts included in the statements of operations as net unrealized gain from derivative contracts, categorized by primary underlying risk, for the six months ended June 30, 2019 and 2018:

	June 30, 2019		December 31, 2018
Primary underlying risk	Derivative assets	Derivative liabilities	Derivative assets	Derivative liabilities
Equity Price
Warrants	$425,916	$-	$115,721	$-

	For the six months ended June 30,
	2019		2018
Primary underlying risk	Realized gain (loss)	Unrealized gain (loss)	Realized gain (loss)	Unrealized gain (loss)
Equity Price
Warrants	$-	$310,195	$-	$(359,844)

Non-marketable equity securities remeasured during the six months ended June 30, 2019 are classified within Level 3 in the fair value hierarchy because we estimate the value based on valuation methods using the observable transaction price at the transaction date and other unobservable inputs including volatility, rights, and obligations of the securities we hold.

The following is a summary of unrealized gains and losses recorded in other income (expense), net, and included as adjustments to the carrying value of non-marketable investments held as of June 30, 2019:

For the six months ended June 30, 2019
Upward adjustments	$1,017,468
Total unrealized gain for non-marketable investments	$1,017,468

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

The following table summarizes the total carrying value of our non-marketable investments held as of June 30, 2019 including cumulative unrealized upward and downward adjustments made to the initial cost basis of the investments:

June 30, 2019
Initial cost basis	$6,094,712
Upward adjustments	1,017,468
Total carrying value at the end of the period	$7,112,180

6. OTHER RECEIVABLES AND PREPAYMENTS

Other receivables and prepayments as of June 30, 2019 and December 31, 2018 consisted of:

	June 30, 2019	December 31, 2018
	(Unaudited)
Prepaid insurance	$192,011	$147,864
Prepaid service fee	100,871	75,224
Rental deposits	8,575	8,576
Prepaid rental expenses	48,345	46,948
Prepaid research and development expenses	417,413	41,614
Other receivables	119,735	109,435
Others	25,047	34,495
	$911,997	$464,156

7. Digital Currencies

The following table presents additional information about digital currencies:

	June 30, 2019	December 31, 2018
	(Unaudited)
Beginning balance	$-	$-
Purchase of digital currencies	200,000	-
Utilization of digital currencies	(94,852)	-
Realized gain on use of digital currencies	12,334	-
Ending balance	$117,482	$-

8. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment as of June 30, 2019 and December 31, 2018 consisted of:

	June 30, 2019	December 31, 2018
	(Unaudited)
Building	$1,488,396	$1,488,396
Computer equipment	73,611	64,911
Furniture, fixture, and office and medical equipment	268,653	262,819
Leasehold improvements	665,546	664,713
Laboratory equipment	4,029,640	2,045,034
Motor vehicle	239,093	239,093
	6,764,939	4,764,966
Less: accumulated depreciation	987,282	504,364
Property, plant and equipment, net	$5,777,657	$4,260,602

Depreciation expenses for property, plant and equipment amounted to $482,925 and $124,245 for the six months ended June 30, 2019 and 2018, respectively.

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

9. LONG-TERM PREPAYMENTS

Long-term prepayments as of June 30, 2019 and December 31, 2018 consisted of:

	June 30, 2019	December 31, 2018
	(Unaudited)
Rental deposits	$132,043	$132,043
Prepayments for equipment	1,916,527	3,285,135
	$2,048,570	$3,417,178

10. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of June 30, 2019 and December 31, 2018 consisted of:

	June 30, 2019	December 31, 2018
	(Unaudited)
Healthcare consultation service payable	$29,870	$40,139
Professional fees payable	58,630	178,117
Research and development expenses payable	162,319	398,899
Interest payable	8,802	223,802
Payables for leasehold improvement and equipment	26,779	73,864
Salaries payable	154,589	183,065
Deferred rent	55,856	58,810
Others	51,588	90,451
	$548,433	$1,247,147

11. INCOME TAXES

The Company and its subsidiaries file tax returns separately.

Income taxes

Cayman Islands: under the current laws of the Cayman Islands, the Company and its subsidiaries in the Cayman Islands are not subject to taxes on their income and capital gains.

Hong Kong: in accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. All the Hong Kong subsidiaries that are not entitled to any tax holiday were subject to income tax at a rate of 16.5%. The subsidiaries of the Group in Hong Kong did not have assessable profits that were derived Hong Kong during the six months ended June 30, 2019 and 2018. Therefore, no Hong Kong profit tax has been provided for in the periods presented.

United Kingdom: in accordance with the relevant tax laws and regulations of United Kingdom, a company registered in the United Kingdom is subject to income taxes within the United Kingdom at the applicable tax rate on taxable income. All the United Kingdom subsidiaries that are not entitled to any tax holiday were subject to income tax at a rate of 19%. The subsidiary of the Group in the United Kingdom did not have assessable profits that were derived from the United Kingdom during the six months ended June 30, 2019 and 2018. Therefore, no United Kingdom profit tax has been provided for in the periods presented.

On a semi-annually basis, the Group evaluates the realizability of deferred tax assets by jurisdiction and assesses the need for a valuation allowance. In assessing the realizability of deferred tax assets, the Company considers historical profitability, evaluation of scheduled reversals of deferred tax liabilities, projected future taxable income and tax-planning strategies. Valuation allowances have been provided on deferred tax assets where, based on all available evidence, it was considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. After consideration of all positive and negative evidence, the Company believes that as of June 30, 2019, it is more likely than not the deferred tax assets will not be realized.

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

12. RELATED PARTY BALANCES AND TRANSACTIONS

The following is a list of a director and related parties to which the Group has transactions with:

(a)	Ian Huen, the Chief Executive Officer and Executive Director of the Group;

(b)	Darren Lui, the Executive Director of the Group;

(c)	Aenco Limited, an entity controlled by Ian Huen;

(d)	AENEAS CAPITAL LIMITED, an entity controlled by Ian Huen;

(e)	Aeneas Management Limited, an entity controlled by Ian Huen.

(f)	Jurchen Investment Corporation, the holding company and an entity controlled by Ian Huen.

(g)	Clark Cheng, the Executive Director of the Group

(h)	Sabrina Khan, the Chief Financial Officer of the Group

Amounts due from related parties

Amounts due from related parties consisted of the following as of June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Current	(Unaudited)
AENEAS CAPITAL LIMITED	$-	$169,051

Non-current
Jurchen Investment Corporation	50,000	50,000
Total	$50,000	$50,000

Amounts due to related parties

Amounts due to related parties consisted of the following as of June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
	(Unaudited)
Ian Huen	$-	$2,545
Darren Lui	2,732	-
Clark Cheng	-	8,893
Sabrina Khan	780	21,979
Total	$3,512	$33,417

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

Related party transactions

Related party transactions consisted of the following for the six months ended June 30, 2019 and 2018:

	For the six months ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Payments on behalf of the Group (Note I)
- AENEAS CAPITAL LIMITED (d)	$5,057	$-
- Aeneas Management Limited (e)	5,372	8,064

Expense reimbursement (Note I)
- AENEAS CAPITAL LIMITED (d)	$5,057	$7,331
- Aeneas Management Limited (e)	5,372	8,064

Payments on behalf of related parties (Note II)
- AENEAS CAPITAL LIMITED (d)	$-	$22,933

Repayments from related parties (Note II)
- AENEAS CAPITAL LIMITED (d)	$169,051	$330,005

Consultant, management and administrative fees (Note III)
- AENEAS CAPITAL LIMITED (d)	$-	$384,615
- Aenco Limited (c)	415,385	-
- Aeneas Management Limited (e)	347,692	-

Settlement of consultant, management and administrative fees (Note III)
- Aenco Limited (c)	$415,385	$-
- Aeneas Management Limited (e)	347,692	-

Rental expense (Note IV)
- Jurchen Investment Corporation (f)	$113,572	$94,304

Settlement of rental expense (Note IV)
- Jurchen Investment Corporation (f)	$113,572	$94,304

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

Note I: AENEAS CAPITAL LIMITED has paid the audit fee and legal fee on behalf of the Group and received the expense reimbursement. The balances were non-interest bearing.

Aeneas Management Limited has paid the operation fee on behalf of the Group and received the expense reimbursement. The balances were non-interest bearing.

Note II: The Group has paid the expenses on behalf of AENEAS CAPITAL LIMITED, of which the whole amounts were non-interest bearing. There was no further payment on behalf transactions since April 2018.

Note III: AENEAS CAPITAL LIMITED provided certain management and administrative services to the Group. For the six months ended June 30, 2018, AENEAS CAPITAL LIMITED was entitled to receive a fixed amount of administrative fees of HKD500,000 (approximately $64,103) per calendar month. On July 31, 2018, the agreement was mutually agreed to be terminated.

Aenco Limited provided certain information technology services to the Group. For the six months ended June 30, 2019, Aenco Limited was entitled to receive a fixed amount of services fees of HKD540,000 (approximately $69,231) per calendar month. The agreement will expire on December 31, 2019.

Aeneas Management Limited provided certain documentation and administrative services to the Group. For the six months ended June 30, 2019, Aenco Limited was entitled to receive a fixed amount of services fees of HKD452,000 (approximately $57,949) per calendar month. The agreement will expire on December 31, 2019.

Note IV: Jurchen Investment Corporation entered into a sub-tenancy agreement with a subsidiary of the Group for the rental arrangement of an office in Hong Kong. For the period February 1, 2018 through January 31, 2021, Jurchen Investment Corporation was entitled to receive a fixed amount of rental fee of HKD130,000 (approximately $16,667) per calendar month.

On April 3, 2018, Aptorum Medical Limited issued 526 shares to Clark Cheng, decreasing the equity interest of the Company from 100% to 95%. On April 1, 2019, Aptorum Medical Limited further issued 112 shares to Clark Cheng in according to the appointment agreement, decreasing the equity interest of the Company from 95% to 94%.

In April 2018, the Group, AENEAS CAPITAL LIMITED, Aeneas Management Limited and Aeneas Group Limited entered into a net settlement agreement to offset the amount due from related parties against the amount due to related parties. Thereby, the Group is released from obligation for a total amount of $164,973, netting off receivables of total amount of $197,878 and collected remaining balance of $32,905.

13. CONVERTIBLE debts

Convertible bonds

On April 6, 2018, the Group entered into a subscription agreement (the “Bond Subscription Agreement”) with Peace Range Limited (“Peace Range”). Pursuant to the Bond Subscription Agreement, the Group issued Peace Range a $15,000,000 convertible bond (the “Bond” and the “Bond Offering”) on April 25, 2018.

The Group completed its IPO on December 17, 2018. Pursuant to the terms of the Bond, 10% of the outstanding principal amount of the Bond was automatically converted into 119,217 Class A Ordinary Shares. Upon the automatic conversion, the contingency was effectively resolved, and the value of the 10% of the BCF of $383,629 was recorded as additional interest expense with a corresponding increase to additional paid-in capital. The remaining BCF of $3,452,657 was recorded as debt discount, which was amortized through the maturity of the convertible debts, with a corresponding increase to additional paid-in capital. For the year ended December 31, 2018, the interest amortization of the BCF was $374,707.

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

The following lists the components of the ending balance of convertible debts as of June 30, 2019 and December 31, 2018, respectively:

	June 30, 2019	December 31, 2018
	(Unaudited)
Gross convertible debts	$-	$13,500,000
Less: Discount on issuance cost	-	314,744
Discount on BCF	-	3,077,950
Convertible debts, net	$-	$10,107,306

For the six months ended June 30, 2019 and 2018, the amortization of BCF and interest accretion of convertible debts were $3,392,694 and $186,763 respectively. The contractual interest for the six months ended June 30, 2019 and 2018 were $342,333 and $218,667 respectively

The repurchasing of convertible debts is considered an extinguishment and the difference between the repurchasing price of debt, and the net carrying amount of the extinguished debt and the intrinsic value of BCF is recognized on the condensed consolidated statements of operations. The intrinsic value of BCF at the extinguishment date decrease to additional paid-in capital. On April 24, 2019, the Group repurchased its convertible debts at $13.6 million with carrying amount of $13.5 million and the intrinsic value of BCF is $1.3 million with a gain on extinguishment on convertible debts of $1.2 million.

14. SHARE BASED COMPENSATION EXPENSES

Share option plan

A total of 5,500,000 Class A Ordinary Shares (subject to subsequent adjustments described more fully below) may be issued pursuant to awards under the 2017 Omnibus Incentive Plan (the “2017 Share Option Plan”). Subsequent adjustments include that on each January 1, starting with January 1, 2020, an additional number of shares equal to the lesser of (i) 2% of the outstanding number of Class A Ordinary Shares (on a fully diluted basis) on the immediate preceding December 31, and (ii) such lower number of Class A Ordinary Shares as may be determined by the board of directors, subject in all cases to adjustments as provided in Section 10 of the 2017 Share Option Plan. Awards will be made pursuant to agreements and may be subject to vesting and other restrictions as determined by the board of directors.

On March 15, 2019, the Company granted 218,610 share options to directors, employees, external consultants and advisors of the Group in accordance to the 2017 Share Option Plan with an exercise price of $12.91.

A summary of the option activity as of June 30, 2019 and changes during the period is presented below:

Options granted to employees

	Number of share options	Weighted average exercise price $	Remaining contractual term in years

Outstanding, January 1, 2019	-	-	-

Granted	218,610	12.91	12.31
Outstanding, June 30, 2019	218,610	12.91	12.01
Exercisable, June 30, 2019	-	-	-

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

Intrinsic value is calculated as the amount by which the current market value of a share of common stock exceeds the exercise price multiplied by the number of option. The aggregate intrinsic value of options outstanding as of June 30, 2019 was approximately $2,669,000.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model under the following assumptions.

Date of grant
Expected volatility	95.02%-95.15%
Risk-free interest rate	2.46%-2.49%
Expected term from grant date (in years)	6.29-7.29
Dividend rate	-
Dilution factor	0.9962
Fair value	$10.10-10.52

In connection with the grant of share options to employees and non-employees, the Group recorded share-based compensation charges of $435,967 and $157,839, respectively.

15. Warrants

On November 30, 2018 and December 17, 2018, the Company entered into several agreements with underwriter. In return for the underwriter’s services, the Company issued an aggregate of 80,453 and 38,071 warrants to purchase the same number of the Company’s ordinary shares, for the convertible debts and the IPO, respectively. The shares were fully vested upon the IPO completion date and the fair value of the warrants was $659,697 and $218,147, respectively, which was calculated using the Black-Scholes pricing model, with the following weighted-average assumptions.

The Group analyzed the warrants issued in the IPO and the convertible debts in accordance with ASC Topic 815 “Derivatives and Hedging”. In accordance with ASC Topic 815, the Group determined that the warrants should not be considered index to its own stock, as the strike price of the warrants is dominated in a currency (USD) other than the primary economy environment currency of the Group (HKD). As a result, the warrants do not meet the scope exception of ASC Topic 815, therefore, should be accounted for as derivative liabilities and measure at fair value with changes in fair value be recorded in earnings in each reporting period.

All warrants were exercised on June 19, 2019 on a cashless basis. $866,300 loss in changes in fair value of warrant liabilities was recorded in condensed consolidated statements of operations.

	June 30, 2019	December 31, 2018
Expected volatility	-%	58.18%
Risk-free interest rate	-	2.820%-2.822%
Expected term from grant date (in years)	-	2.43
Dividend rate	-	-
Fair value	$-	$4.60-9.48

Expected Volatility

The expected volatility used for the year ended December 31, 2018 is based upon the Company’s peer group trading history.

Risk-Free Interest Rate

The risk-free interest rate assumption is based on U.S. Treasury instruments with a term consistent with the contractual term of the warrants issued for the year ended December 31, 2018.

Expected Term

The expected term of the warrants issued during the year ended December 31, 2018, represents the remaining contractual term of the warrants.

Dividend Yield

The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, used an expected dividend yield of zero in the valuation model.

APTORUM GROUP LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Stated in U.S. Dollars)

The movement of the warrants for the six months ended June 30, 2019 is as follows:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years
Outstanding, January 1, 2019	118,524	$13.79	2.43

Exercised	118,524	$13.79	1.96

Outstanding, June 30, 2019	-	$-	-

16. NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted loss per share:

	For the six months ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Numerator:
Net loss attributable to Aptorum Group Limited	$(9,088,471)	$(5,488,372)
Denominator:
Basic and diluted weighted average common shares outstanding	28,978,151	27,864,135

Basic and diluted loss per share	$(0.31)	$(0.20)

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Potential dilutive securities are excluded from the calculation of diluted EPS in loss periods as their effect would be anti-dilutive.

17. SUBSEQUENT EVENTS

The Group has evaluated subsequent events through the date of issuance of the condensed consolidated financial statements, and except for the following events with material financial impact on the Group’s condensed consolidated financial statements, no other subsequent event is identified that would have required adjustment or disclosure in the condensed consolidated financial statements.

On August 13, 2019, the Group entered into financing arrangements with Aeneas Group Limited, a related party, and Jurchen Investment Corporation, the ultimate parent of the Group, allowing the Group to access up to a total $15.0 million in line of credit debt financing. The line of credit will mature on August 12, 2022 and the interest on the outstanding principal indebtedness will be at the rate of 8% per annum. As of the date of issuance of the condensed consolidated financial statements, the Company has drawn down $0.4 million from this line of credit.

In July 2019, Smart Pharmaceutical Limited Partnership, (“SPLP”), a wholly owned subsidiary of the Group, transferred 100,000,000 Smart Pharma Token (“SMPT token”) to Aenco Solutions Limited, a related party, in exchange of the service to deal with the token offering.

The SMPT token tokenizes rights to a portion of sales-based royalties, non-royalty sublicensing income and additional cash flow, derived from the subsequent commercialization of intellectual property rights of drug candidates discovered under our Smart-ACTTM platform. SMPT token is backed by SPLP’s assets, including intellectual property rights of drug candidates created through the Smart-ACTTM platform and commercialization income. SPLP acts as the intellectual property holding company of Smart Pharma, and holds all title, rights and ownership interest of the intellectual property rights developed by Smart-ACTTM. As of June 30, 2019 and through the date of issuance of the condensed consolidated financial statements, SPLP has no substantial assets and liabilities.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

●	the Company’s Annual Report on Form 20-F and Form 20 F/A for the fiscal year ended December 31, 2018, filed with the SEC on April 15, 2019 and April 22, 2019, respectively;

●	the Company’s Current Reports on Form 6-K, filed with the SEC on November 15, 2019, October 25, 2019, September 26, 2019, September 9, 2019, August 14, 2019, July 8, 2019, May 31, 2019, May 22, 2019, April 24, 2019, April 15, 2019; and,

●	the description of our Class A Ordinary Shares contained in our Registration Statement on Form 8-A filed with the SEC on December 14, 2018, including any amendments and reports filed for the purpose of updating such description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at 17th Floor, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong, Attention: Sabrina Khan, Chief Financial Officer, +852 2117 6611.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. You may inspect, read (without charge) and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at www.aptorumgroup.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in Hong Kong. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States or Hong Kong courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

As of the date hereof, no treaty or other form of reciprocity exists between the Cayman Islands and Hong Kong governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or Hong Kong, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

APTORUM GROUP LIMITED

$100,000,000

Class A Ordinary Shares,

Preferred Shares,

Warrants,

Units and

Debt Securities

PROSPECTUS

January 6, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles require us to indemnify our officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
4.1	Specimen Ordinary Share Certificate*
4.2	Form of Preferred Share Certificate**
4.3	Form of Warrant**
4.4	Form of Warrant Agreement**
4.5	Form of Unit Agreement**
4.6	Form of indenture with respect to senior debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.
4.7	Form of indenture with respect to subordinated debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.
4.8	Form of debt securities, if any.**
5.1	Opinion of Campbells
23.1	Consent of Marcum Bernstein & Pinchuk LLP
23.2	Consent of Campbells (included in Exhibit 5.1)
25.1	Statement of Eligibility of trustee on Form T-1 under the Trust Indenture Act of 1939 under the Senior Indenture+
25.2	Statement of Eligibility of trustee on Form T-1 under the Trust Indenture Act of 1939 under the Subordinated Indenture+
99.1	Code of Business Ethics*

**	To be filed by amendment or as an exhibit to a filing with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in connection with the offering of securities to the extent required for any such offering.
*	Incorporated by reference to our Registration Statement Filed on Form F-1 on September 5, 2018.
+	To be filed separately pursuant to Rule 305(b)(2) of the Trust Indenture Act.

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, the Special Administrative Region of the People’s Republic of China, on January 6, 2020.

APTORUM GROUP LIMITED

By:	/s/ Ian Huen
	Name:	Ian Huen
	Title:	Chief Executive Officer and Executive Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ian Huen	Chief Executive Officer	January 6, 2020
Ian Huen	(principal executive director) and Executive Director

/s/ Sabrina Kahn	Chief Financial Officer	January 6, 2020
Sabrina Kahn	(principal financial officer and principal accounting officer)

/s/ Darren Lui	President and Executive Director	January 6, 2020
Darren Lui

/s/ Clark Cheng	Chief Medical Officer and Executive Director	January 6, 2020
Clark Cheng

/s/ Douglas Arner	Director	January 6, 2020
Douglas Arner

/s/ Charles Bathurst	Director	January 6, 2020
Charles Bathurst

/s/ Mirko Scherer	Director	January 6, 2020
Mirko Sherer

/s/ Justin Wu	Director	January 6, 2020
Justin Wu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-3 in the City of New York, State of New York, on January 6, 2020.

Name:	Louis Taubman
Title:	Authorized Representative in the United States